Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is entered into as of this 10th day of May, 2005 by and between TALX Corporation, a Missouri corporation (the “Company”), and __________________ (“Executive”).

RECITALS

     A.     The Company desires to employ Executive as [Title].

     B.      In return for the compensation, bonuses and other consideration provided for herein, Executive has agreed to become [Title] pursuant to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants hereinafter, the parties hereto agree as follows (the “Agreement”):

     1.      Employment. At all times during the Employment Period (as hereinafter defined), Company shall employ Executive or continue the employment of Executive in the capacity of [Title]. In such capacity, Executive shall devote his or her full time and professional efforts to such position, shall be assigned and undertake only such duties and tasks as are appropriate for the person in such position, subject to the overall supervision of the Board of Directors of the Company (the “Board”).

     2.      Employment Period. The term of this Agreement (the “Employment Period”) shall commence on ___(the “Commencement Date”) and shall continue until terminated, as provided in Section 7.

     3.      Compensation. Except as otherwise provided herein, throughout the Employment Period, the Company shall pay or provide Executive with the following, and Executive shall accept the same, as compensation for the performance of Executive’s undertakings and the services to be rendered by Executive throughout the Employment Period under this Agreement:

     (a)      Annual Compensation.

(i)	Base Salary: $ per year (“Base Amount”), to be reviewed annually by the Compensation Committee (“Compensation Committee”) of the Company’s Board of Directors. Payments may be adjusted according to work schedule, and agreed to by Executive and the Company.

(ii)	Annual Incentive Compensation Program: Executive will participate in an annual incentive compensation program.

     (b)      Benefits. Executive shall be entitled to participate in all benefit plans and other applicable programs, practices and arrangements maintained by the Company for its employees generally, to the extent that such plans, programs, practices and arrangements do not conflict with the terms of this Agreement.

     4.      Excise Tax Payments.

     (a)      Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended or replaced (the “Code”), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his or her employment with the Company (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all such taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed by the Payments; provided, that Executive shall not be entitled to receive any additional payment relating to any interest or penalties attributable to any action or omission by Executive in bad faith.

     (b)      An initial determination shall be made by an accounting firm mutually agreeable to the Company and Executive and, if not agreed to within three days after the date of termination, a national independent accounting firm selected by the Company (the “Accounting Firm”), as to whether a Gross-Up Payment is required pursuant to this Section 4 and the amount of such Gross-Up Payment. To permit the Accounting Firm to make the initial determination, the Company shall furnish the Accounting Firm with all information reasonably required for such firm to complete such determination as soon as practical after the date of termination, but in no event more than fifteen (15) days thereafter. All fees, costs and expenses (including but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide details supporting calculations, reasonably acceptable to both the Company and Executive within thirty (30) days of the date of termination, if applicable, and such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Section 4(b) shall be paid by the Company to Executive within five (5) business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the

Gross-Up Payment shall be binding upon the Company and Executive subject to the application of Section 4(c).

     (c)      As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Overpayment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the tax liability of Executive (whether in respect to the then current taxable year of Executive or in respect to any prior taxable year of Executive) will be increased by reason of the imposition of the Excise Tax upon the Payment or Payments with respect to which the Company failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed (or shall be reduced) upon a Payment or Payments with respect to which Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when (i) in the case of an Overpayment, Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his or her tax liability imposed as a result of a Payment or, in the case of an Underpayment, Executive receives notice from a competent governmental authority that his or her tax liability imposed as a result of a Payment will be increased, and (ii) in the case of an Overpayment or an Underpayment, upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to Executive’s applicable tax return has expired. If an Underpayment occurs, Executive shall promptly notify the Company and the Company shall within ten (10) business days of the occurrence of such Underpayment, pay to Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment (other than interest and penalties attributable to any action or omission by Executive in bad faith). If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to Executive and Executive shall, within ten (10) business days of the occurrence of such Overpayment, pay the Company the amount of the Overpayment, without interest.

     (d)      Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

     5.      Expenses. During the Employment Period, the Company shall promptly pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the performance of duties hereunder in accordance with the Company’s policies and procedures then in effect.

     6.      Conditions of Employment. Throughout the Employment Period, (a) the Company shall not require or assign duties to Executive which would require Executive to have the location of Executive’s principal business office or Executive’s principal place of residence other than the City/County of ___, ___or the metropolitan St. Louis area and (b) the Company shall not require or assign duties to Executive which would require Executive to spend more than ninety (90) consecutive days away from Executive’s office during, any consecutive twelve-month period. If the Company shall require either (a) or (b), Executive may, as Executive’s sole remedy, treat such requirement as Termination Based on Actions Taken by the Company under Section 7.

     7.      Termination.

     (a)      This Agreement may be terminated upon the following circumstances:

(i)	Termination by the Company without Cause. The Company may terminate this Agreement without Cause, effective as provided in (b)(i) below. Termination by the Company hereunder may be either of two kinds – Company may terminate this Agreement but may wish to retain Executive as an employee at will, or Company may terminate the employment of Executive entirely. In either event Executive may, at the option of Executive, treat the termination of this Agreement by the Company hereunder as Termination Based on Actions Taken by the Company under (iv) below.

(ii)	Termination by the Company for Cause. The Company may terminate the employment of Executive for Cause. “Cause” for this purpose shall mean:
(1) Executive commits a material breach of this Agreement which has not been cured within 10 days of written notice from the Company that such material breach has occurred;
(2) Executive commits a crime against moral turpitude, including, without limitation, committing an act of fraud, dishonesty, disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a breach of trust to the Company;
(3) Executive willfully violates the provisions of this Agreement, including, without limitation, willfully or continuously refusing to perform the duties reasonably assigned to Executive by the Board which are consistent with the provisions of this Agreement;
(4) Executive willfully engages in conduct that damages the Company’s business or reputation or materially injures the Company; or
(5) Executive regularly fails to perform his or her assigned duties and responsibilities on a timely basis and/or regularly fails to perform his or her assigned duties and responsibilities at a level of competence the Company has the right to expect of an individual in the position held by Executive.

(iii)	Termination by Executive at will. Executive may terminate this Agreement at will.

(iv)	Termination Based on Actions Taken by the Company. The Executive’s employment with the Company may be terminated based on any of the following actions taken by the Company. As the actions below show, the Company may have taken action to terminate Executive’s employment, but the Executive may have rights hereunder, or the Company may have taken actions which have not already terminated Executive’s employment, but the Executive may terminate his or her employment in response to those actions. The actions of the Company which shall be the grounds for Termination Based on the Actions Taken by the Company shall be:
(1) the Company providing written notice to Executive pursuant to paragraph (i) that the Company wishes to terminate this Agreement without Cause;
(2) a material breach of this Agreement by the Company which has not been cured within 10 days of written notice from Executive that such material breach has occurred;
(3) a reduction of more than twenty percent of salary, incentive compensation, benefits and other financial perquisites provided to Executive under this Agreement over a period of one year, or a reduction of more than thirty percent of salary, benefits and other perquisites provided to Executive under this Agreement over a period of three years. For the purposes of this paragraph, incentive compensation (including but not limited to sales bonuses, commissions or earnings per share bonuses) may be changed by management, or the Company, or Executive may fail to meet incentive compensation targets, without triggering Termination Based on Actions Taken by the Company if the incentive compensation potential is not limited to an amount of lesser potential and is based on performance targets related to the Company’s goals or the position held by Executive.
(4) the Company requiring or assigning duties to Executive which would require Executive to have the location of Executive’s principal business office or Executive’s principal place of residence other than the City/County of ___, ___or the metropolitan St. Louis area;
(5) the Company requiring or assigning duties to Executive which would require Executive to spend more than ninety (90)

consecutive days away from Executive’s office during, any consecutive twelve-month period, or
(6) failure by the Company to obtain a successor’s commitment, either by contract or operation of law, to perform the Company’s obligations under this Agreement.

(v)	Termination upon Executive’s Death or Disability. Disability shall mean the inability of Executive to perform the services required to be rendered by him or her during the Employment Period for a period of one hundred eighty (180) days during any twelve-month period (“Disability”).

(b) In the event either the Company or the Executive intends to terminate this Agreement or make a claim hereunder, such termination or claim may only be accomplished upon compliance with the notice and claim procedure described hereafter.

The party seeking to terminate this Agreement or make a claim hereunder (the “Notifying Party”) shall provide the other side (the “Recipient Party”) with written notice as follows:

(i)	Termination by the Company without Cause. If the Agreement is terminated by the Company without Cause, the Company shall provide notice of the termination, which shall include a statement as to whether the Company wishes to terminate this Agreement, but wishes to retain Executive as an employee at will, or wishes to terminate the employment of Executive entirely, and the date as of which the termination is effective. The right of Executive to claim Termination Based on Actions Taken by the Company shall survive termination of employment as provided in (iv) below.

(ii)	Termination by the Company for Cause. If the Company terminates the employment of Executive for Cause, the Company shall provide notice to the Executive; the notice shall include a statement that Cause exists, and the nature of the Cause.

(iii)	Termination by Executive at will. If the Executive wishes to terminate this Agreement, the Executive shall provide notice to the Company.

(iv)	Termination Based on Actions Taken by the Company. If the Executive wishes to claim Termination Based on Actions Taken by the Company, the Executive shall provide notice to the Company within sixty (60) days after the event which is the cause for Executive’s termination. If the Company has not already terminated the employment of Executive, Executive’s notice shall include a statement that the Executive is terminating Executive’s employment with the Company, termination to be effective at the time of notice unless otherwise agreed by the parties, and the actions of the Company upon which Executive relies for Executive’s claim that there is Termination Based on Actions Taken by the Company.

(v) Termination upon Executive’s Death or Disability. If there is a termination for death, no notice shall be required. If there is a termination for Disability, the party seeking termination shall provide notice of termination.

In the event there is a dispute between the parties concerning the reason for the termination or the basis for a claim, either party shall have sixty (60) days from the event which gives rise to the claim to initiate the binding arbitration procedures contained in Section 19.

Notwithstanding the authority of the arbitrator to hear and decide disputes concerning other employment matters, with respect to claims of Cause or Termination Based on Actions Taken by the Company, the arbitrator’s decision shall be limited to determining whether Cause or Termination Based on Actions Taken by the Company exists. Thereafter, the obligations of the parties to each other shall be determined by applying the decision of the arbitrator in accordance with Section 7(c) herein.

In the event the Company does not prevail in any such proceeding initiated by it for Cause, Executive’s termination shall be deemed to be Termination Based on Actions Taken by the Company.

In the event Executive does not prevail in any such proceeding initiated by him or her as a Termination Based on Actions Taken by the Company, Executive shall be considered to have voluntarily terminated employment other than for Termination Based on Actions Taken by the Company, and his or her rights under this Agreement shall be determined as if he or she had been terminated by the Company for Cause.

(c) Upon the occurrence of any of the events of termination described in (a) above, Executive shall be entitled to receive compensation and other benefits as follows:

(i)	Termination by the Company without Cause. Executive shall receive his or her base salary through the date this Agreement is terminated. Executive shall also participate in the annual incentive compensation program through the date this Agreement is terminated. Executive may be paid an amount recommended by the Compensation Committee in the Compensation Committee’s

discretion, and the Compensation Committee may consider, among other factors, the Company’s and Executive’s performance, and may make the award through an appropriate compensation plan or a discretionary amount apart from the requirements of any existing plan. Further, Executive shall receive other employee benefits through the date this Agreement is terminated, subject to continuation thereafter in accordance with applicable plan documents or law; provided that benefits related to securities of the Company of whatever nature, including options and warrants for Company stock, shall be governed as provided hereafter. Notwithstanding the above, Executive may continue as an employee of the Company at will if the notice to Executive so indicates, and in such case Executive may be compensated as agreed between the parties, and shall be provided benefits in accordance with plans available to other similarly-situated employees.

(ii)	Termination by the Company for Cause. Executive shall receive his or her base salary through the date of termination; forfeits any right to compensation from the annual incentive program (unless determined otherwise by the Compensation Committee), and shall receive other employee benefits only to termination date, subject to continuation thereafter in accordance with applicable plan documents or law; provided that benefits related to securities of the Company of whatever nature, including options and warrants for Company stock, shall be governed as provided hereafter.

(iii)	Termination by Executive at will. Executive shall receive his or her base salary through the date of termination; forfeits any right to compensation from the annual incentive program (unless determined otherwise by the Compensation Committee); and shall receive other employee benefits only to termination date, subject to continuation thereafter in accordance with applicable plan documents or law; provided that benefits related to securities of the Company of whatever nature, including options and warrants for Company stock, shall be governed as provided hereafter.

(iv)	Termination Based on Actions Taken by the Company. Executive shall receive a lump sum amount equal to one year of his or her annual base salary and the targeted incentive compensation under the annual incentive compensation program. Executive shall also receive other employee benefits for a one year period after termination subject to continuation in accordance with applicable plan documents or law; provided that benefits related to securities of the Company of whatever nature, including options and warrants for Company stock, shall be governed as provided hereafter. If the termination is Termination Based on Actions Taken by the Company in connection with a change in control of the Company, the Company will reimburse Executive for reimbursement of reasonable out-of-pocket expenses related to Executive’s outplacement services.

(v)	Termination Due to Death or Disability. Executive and his or her estate shall receive his or her annual base salary through the end of the month in which death or disability occurs; shall receive a pro rata portion of Executive’s earned annual incentive compensation under the annual incentive compensation program (as recommended by the Compensation Committee); and other employee benefits shall continue through the end of the month in which the death or disability occurs, subject to continuation in accordance with applicable plan documents or law; provided that benefits related to securities of the Company of whatever nature, including options and warrants for Company stock, shall be governed as provided hereafter. The Company may carry life or disability insurance on the Executive to supplement the compensation and benefits provided for hereunder.

     8.      Company Securities. Benefits related to securities of the Company of whatever nature, including options and warrants for Company stock, shall be governed by the plan documents, but if the plan document does not provide for the event of termination, then the benefits shall be treated as other employee benefits described above.

     9.      Non-Competition Agreement. Executive acknowledges, agrees and recognizes that (i) the Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its customers and in developing its confidential, proprietary and trade secret information; (ii) long-term customer relationships often can be difficult to develop and require a significant investment of time, effort and expense; (iii) the Company pays its employees to, among other things, develop and preserve the Company’s business, confidential and trade secret information, customer goodwill, customer loyalty and customer contacts for and on behalf of the Company; and (iv) the Company is hereby agreeing to hire Executive and pay Executive based upon Executive’s assurances and promises contained herein not to divert the Company’s customers’ goodwill or put himself or herself in a position during and following the term of this Agreement in which the confidentiality of the Company’s information might somehow be compromised. Therefore, Executive agrees that not only during the term of this Agreement but also during Executive’s employment by the Company and following the separation of Executive’s employment, for any reason, and for the Restricted Period (as defined below), Executive will not as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, on Executive’s own behalf or on behalf of any other person, firm, corporation or entity, directly or indirectly:

     (a)      carry on any business, become involved in any business activity, or render any products or services to any business, competitive with the business of the Company or any of its subsidiaries, affiliates or related companies as such business or businesses are presently conducted and as such business or businesses may evolve in the ordinary course during the Employment Period anywhere in the United States or in any other jurisdiction in which the Company shall conduct business during the Employment Period;

     (b)      knowingly and intentionally hire, or assist anyone else to hire, any employee or distributor of the Company or to seek to persuade or assist anyone else to seek to persuade, any employee or distributor of the Company to discontinue his or her employment with the Company or business relationship with the Company, as the case may be;

     (c)      knowingly and intentionally induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company to reduce or discontinue its business with the Company or disclose to anyone else the name and/or requirements of any such customer; or

     (d)      knowingly and intentionally interfere with any relationship between the Company and its vendors, customers, strategic partners, distributors or other persons with whom the Company has business relations.

The “Restricted Period” shall be during the term of Executive’s employment with the Company and for a period of one year after termination of such employment for whatever reason.

     Executive expressly agrees that the covenants set forth in this Section 9 are reasonable and enforceable because, among other things, (i) the nature of the markets in which the Company’s products and services are marketed and sold; (ii) Executive shall be exposed or have access to confidential information; (iii) the Company would not have adequate protection if Executive were permitted to work for any of its competitors since the Company would be unable to verify whether its confidential information or trade secrets were being disclosed and/or misused; and (iv) Executive’s other businesses and background which are such that the restraint will not impose any undue hardships upon Executive. Further, Executive recognizes and agrees that the restraints contained in this Section 9 are reasonable and enforceable in view of the Company’s legitimate interests in protecting its confidential information and customer goodwill and the limitations contained therein on the duration and geographic scope of, and activities prohibited by, such restraints.

     10.      Confidential Information.

     (a)      Without the express written consent of the Company, Executive agrees, during the term of this Agreement and thereafter (including after the termination of this Agreement for any reason) to keep secret and confidential, and not to use or discuss to any third parties, any of the Company’s and/or its clients/customers’ proprietary trade secret information or other confidential information acquired by or disclosed to Executive prior to, during the course of, or in connection with this Agreement.

     (b)      The Company and its clients/customers consider and treat as confidential, proprietary and trade secret, among other things, their respective marketing data, plans and strategies, internal financial information, customer lists, costs, margins, pricing and policies, component sourcing and supply information, planning methods, systems, processes, computer software (whether in object code, source code, applications, machine readable form, printouts, or human readable form), computer programs and documentation, computer hardware designs and configurations, systems, research and development plans and activities, ideas, drawings, photographs, models, prototypes, developments, constructions, computer firmware, videotapes (including but not limited to, original, work and/or finished master tapes), manufacturing methods and techniques, quality control procedures and methods, investigations, engineering, test methods and data, technical data, security methods and procedures, designs, plans and specifications, and actual and potential applications thereof, business acquisition and expansion plans, product applications, information provided to the Company in confidence by its clients and third parties, and the like (collectively the “Confidential Information”), and Executive agrees to treat any and all such information as secret, confidential and proprietary to the Company and/or, as applicable, its customers/clients. Executive understands that confidential information may or may not be labeled as “confidential” and will treat all information as confidential whether or not labeled as such. Confidential information shall not include information which (i) was already available to the general public by the time of receipt by Executive, (ii) subsequently becomes known to the general public through no fault or admission of Executive, (iii) is subsequently disclosed by a third party which has the bona fide right to make such disclosure; or (iv) is required to be disclosed by law or by any court or authority.

     (c)      Executive acknowledges that any and all notes, records, sketches, computer diskettes, programs, and other documents or things obtained by or provided to Executive, or otherwise made, produced, generated or compiled during the course of Executive’s employment by the Company, which contain any of the Company’s Confidential Information, regardless of the type of medium in which it is preserved, are and shall remain the sole and exclusive property of the Company and shall be surrendered by Executive to the Company upon the termination of this Agreement and/or upon the request or demand of the Company.

     11.      Effect of Breach of Sections 9 or 10. So long as any stock options held by Executive shall not have been exercised or shall not be vested, the exercise of such stock options shall each be subject to Executive’s full compliance with the terms and conditions of Section 9 (which shall continue to apply for this purpose) and Section 10 herein; provided, however, that any such breach will not have any effect on stock options exercised prior to the date of such breach. Notwithstanding any other provision is this Agreement, Executive further agrees that a breach of Sections 9 or 10 cannot adequately be compensated by money damages and, therefore, Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of either such provision, and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance. The purpose of this Section 11 is, in certain circumstances, to limit the rights Executive has with respect to Executive’s stock options and nothing herein shall be construed to expand or create any rights with respect to such Executive’s stock options.

     12.      Legal Expenses. The Company shall pay to Executive all out-of-pocket expenses, including reasonable attorneys’ fees, incurred by Executive in connection with any claim or legal action or proceeding brought against Executive for conduct or actions undertaken by Executive within the course and scope of Executive’s employment. The prevailing party in any claim, legal action or proceeding brought to enforce this Agreement shall be entitled to reimbursement by the losing party of all out-of-pocket expenses, including legal fees incurred by the prevailing party.

     13.      No Mitigation. Executive shall not be required to mitigate the amount of payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

     14.      Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective five (5) days after the date of mailing, addressed as follows:

to Company:	TALX Corporation
1850 Borman Court
St. Louis, Missouri 63146
Attention: William W. Canfield
President and Chief Executive Officer
Facsimile number: (314) 214-7585
to Executive:

or such other person or address as designated in writing to Executive at Executive’s last known residence address or to such other addresses as designated by Executive in writing to Company.

     15.      Successors. This Agreement may not be assigned by the Company (other than by merger or operation of law) without the express written consent of Executive, and the obligations of the Company provided for in this Agreement shall be binding legal obligations of any successor to the Company or the principal business of Company by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by Executive during Executive’s life, and upon Executive’s death will be binding upon and inure to the benefit of Executive’s heirs, legatees and the legal representatives of Executive’s estate.

     16.      Waiver, Modification and Interpretation. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an appropriate officer of the Company empowered to sign same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri.

     17.      Invalidity of Provisions. In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provision in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is over broad, that provision shall not be void but rather shall be limited to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section 17 is reasonable in view of the parties’ respective interests.

     18.      Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

     19.      Arbitration. In consideration of the respective representations, warranties, covenants and promises contained within this Agreement, including employment and continued employment with the Company, the receipt and sufficiency of which is hereby acknowledged by Executive and the Company, the parties hereby agree that all claims and controversies concerning this Agreement and a Party’s termination of this Agreement, and all other claims and controversies relating to Executive’s discharge or termination of employment with the Company, whether during the Employment Period or thereafter (including but not limited to, constructive discharge or termination), arising under a claim of breach of contract, tort, employment discrimination (including unlawful harassment), and any violation of any State or Federal law shall be resolved by arbitration in accordance with the then applicable Federal Arbitration Act and Missouri Uniform Arbitration Act, such procedures as the parties may agree, or in the absence of or failing such Agreement pursuant to the Federal Mediation and Conciliation Services (FMCS) rules. The parties acknowledge and understand that this arbitration provision covers not only disputes concerning this Agreement but also any and all claims which might be brought under Title VII, the Americans With Disabilities Act, the Family Medical Leave Act, the Pregnancy Act, the Age Discrimination in Employment Act, the Missouri Human Rights Act, (or any other State’s Human Rights Act), any claim for wrongful or retaliatory discharge brought under statute of common law. However, employment termination claims under the National Labor Relations Act shall not be subject to arbitration. One arbitrator shall be selected from a FMCS panel of St. Louis, Missouri area arbitrators.

     Discovery shall be available to both parties, to the same extent as allowed under the Federal Rules of Civil Procedure, and any award rendered shall be final and binding upon the parties and a judgment thereof may be entered in the highest Court of the forum (State or Federal) having jurisdiction. The expense of the arbitration shall be borne by the Company, except that each party shall be responsible and shall pay the costs of its own experts, discovery, evidence, and attorney’s fees. The parties recognize and understand that both the Company and Executive have a right to be represented by an attorney during the arbitration process.

     The arbitrator shall have the authority to award any and all damages available under applicable law. If any party prevails on a statutory claim which affords the prevailing party attorney’s fees, notwithstanding language to the contrary contained herein, the arbitrator has the authority and the discretion to award reasonable attorney’s fees and costs to the prevailing party. Furthermore, notwithstanding language contained herein to the contrary, the arbitrator has the authority to determine payment of arbitrator fees, including whether those fees and costs should be equally assessed, whether they should be paid in full by one party or the other on the basis of who prevails at arbitration, or whether they should be assessed in some other manner deemed appropriate by the arbitrator.

     Executive expressly agrees and understands that this paragraph provides that both Executive and the Company give up and waive their joint and several right(s) to a trial by jury of any claim (unless otherwise provided herein) the Company or Executive may have against the other.

     However, notwithstanding anything else in this Section, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of this Agreement, including but not limited to, the covenants contained in Sections 8, 9, and 10, and Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company posting any bond.

     20.      Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     21.      Entire Agreement. This Agreement (together with the Exhibit hereto) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between Company and Executive and may not be changed except by a writing duly executed and delivered by Company and Executive in the same manner as this Agreement; provided however, that the terms of any securities of the Company (or any options, warrants or other securities convertible into, or exchangeable or exercisable for, securities of the Company), which are held by Executive shall be governed by the agreements entered into upon issuance of such securities (or such options, warrants or other securities convertible into, or exchangeable or exercisable for, securities of the Company).

     22.      Counterparts. Company and Executive may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

TALX CORPORATION
By:
William W. Canfield
President and Chief Executive Officer

Executive